EXHIBIT 2.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT
by
COMPACTOR RENTALS OF AMERICA, LLC, AS PURCHASER
of the
WASTE SERVICES SEGMENT
of
INDUSTRIAL SERVICES OF AMERICA, INC., AND
WESSCO, LLC, AS SELLERS

Dated as of December 4, 2015

Section 9.6	Severability	46
Section 9.7	Counterparts; Delivery by Facsimile or PDF	46
Section 9.8	Descriptive Headings	46
Section 9.9	Entire Agreement	46
Section 9.10	No Third Party Beneficiaries	46
Section 9.11	Schedules and Exhibits	47
Section 9.12	Governing Law	47
Section 9.13	Consent to Jurisdiction	47
Section 9.14	WAIVER OF JURY TRIAL	47
Section 9.15	Notices	48
Section 9.16	No Strict Construction	49
Section 9.17	Relationship of the Parties	49

Exhibits:
Exhibit A - Net Working Capital
Exhibit B - Purchase Price Allocation

Annexes:
Annex A - Sellers’ Disclosure Schedule
Annex B-1 - Parent Bill of Sale and Assignment and Assumption Agreement
Annex B-2 - WESSCO Bill of Sale and Assignment and Assumption Agreement
Annex C - [Intentionally deleted]
Annex D-1 - Parent Trademark Assignment Agreement
Annex D-2 - WESSCO Trademark Assignment Agreement
Annex E-1- Parent Domain Name Assignment Agreement
Annex E-2 - WESSCO Domain Name Assignment Agreement
Annex F - Transition Services Agreement
Annex G - Power of Attorney
(Attachments and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Industrial Services of America, Inc. hereby undertakes to furnish supplementally copies of any of the omitted attachments and schedules upon request by the U.S. Securities and Exchange Commission.)

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of December 4, 2015 (as amended from time to time in accordance with the terms hereof, the “Agreement”), is entered into by and among Compactor Rentals of America, LLC, a Delaware limited liability company (“Purchaser”), INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“Parent”), and WESSCO, LLC, a Delaware limited liability company (“WESSCO”, and together with Parent, each a “Seller” and together the “Sellers”).
W I T N E S S E T H:
WHEREAS, Parent owns all of the issued and outstanding membership equity interests of WESSCO;
WHEREAS, Parent and WESSCO own and operate a business involved in commercial, retail and industrial waste and recycling management services (operating under Parent’s name and the name “Computerized Waste Systems” or “CWS”) and a business involved in commercial and industrial waste and recycling handling equipment sales, rental and maintenance (operating under the name “Waste Equipment Sales and Service Company”, and together with Computerized Waste Systems, the “Waste Services Segment”); and
WHEREAS, the Sellers wish to sell and transfer to Purchaser, and Purchaser wishes to purchase and assume from Sellers, the Purchased Assets and the Assumed Liabilities (each as defined below), all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:
ARTICLE I

DEFINITIONS

Section 1.1    Definitions. The following terms, whenever used herein, shall have the meanings set forth below for all purposes of this Agreement:
“Accounts Payable” means all accounts payable that are reflected, or required to be reflected, in accordance with GAAP, on a financial statement of the Division if it were a stand-alone entity, as of any date of determination.
“Accounts Receivable” means all accounts receivable that are reflected, or required to be reflected, on a financial statement of the Division if it were a stand-alone entity, in a manner consistent with the Division’s historical accounting practices as of any date of determination.
“Accrued Liabilities” means all current Liabilities that are accrued or reserved for, or required to be accrued or reserved for, in accordance with GAAP, on a financial statement of the Division if it were a stand-alone entity, as of any date of determination.
“Action” means any actual or threatened action, suit, proceeding, hearing, grievance, complaint, claim, charge, demand, audit, inquiry or investigation by or before (or that could come before) any Government Entity or any other Person, including any arbitrator, mediator or dispute resolution panel.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Code §1504 (or any combined, consolidated or unitary group under state, local or foreign Tax Law).
“Agent” has the meaning set forth in Section 2.11.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 2.6.
“Assigned Contracts” has the meaning set forth in Section 2.1(a)(v).
“Assumed Liabilities” has the meaning set forth in Section 2.2(a).
“Bill of Sale and Assignment and Assumption Agreements” has meaning set forth in Section 2.4(b)(i).
“Board” means the board of directors of Parent and/or the board of managers of WESSCO.
“Business” means the business of (i) commercial, retail and industrial waste and recycling management services, and (ii) commercial and industrial waste and recycling handling equipment sales, rental and maintenance.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois.
“Cash” means, with respect to Business, the amount of all cash and cash equivalents (including restricted cash) and excluding checks and wires in transit as of the Closing, determined in accordance with GAAP applied in a manner consistent with Sellers’ historical accounting practices.
“Cash Consideration” has the meaning set forth in Section 2.3.
“Closing” has the meaning set forth in Section 2.4.
“Closing Cash Consideration” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Net Working Capital” means the Division’s Net Working Capital as of the Closing.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means (i) any business engaged in (x) commercial, retail and industrial waste and recycling management services, or (y) commercial and industrial waste and recycling handling equipment sales, rental and maintenance; and/or (ii) any business or venture that engages in any business area that overlaps with, or manufactures, sells, rents, or provides products or services that compete or overlap with, or are a substitute for, any aspect of the Business including any of the products or services described in clause (i) above. The Parties acknowledge for purposes of this Agreement, that Parent’s recycling and auto parts business is excluded from the scope of a “Competing Business”.
“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, regarding the transactions contemplated hereby or the terms hereof or that is disclosed to, or developed or learned by any Person related to the Purchased Assets or the Business, as the case may be, in the performance of duties for, or on behalf of, Sellers or Purchaser (including negotiating and performing this Agreement and the transactions hereunder) or that relates to the Division or the Business, including: (i) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business, Purchaser or their Affiliates and their respective customers; (iii) industry research compiled by, or on behalf of, the Division, or Purchaser, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Division or Purchaser; (iv) compilations of data and analyses, processes, methods, track and performance records, and data and databases relating thereto; (v) information related to Intellectual Property; and (vi) all information related to Purchaser and their Affiliates; provided, however, that “Confidential Information” shall not include any information which (A) is or becomes generally available to the public other than as a result of a disclosure by a Seller in breach of Section 5.6 of this Agreement, (B) becomes available to a Seller on a non-confidential basis from a source other than Purchaser, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser or any other party with respect to such information, or (C) is used by Sellers in the operation of their businesses that fall outside of the scope of the Business.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, written or oral.
“Copyrights” means all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.
“Customer Deposits” has the meaning set forth in Section 2.2(a)(iii).
“Direct Claim” has the meaning set forth in Section 7.4.
“Direct Claim Notice” has the meaning set forth in Section 7.4.
“Division” means each of the Sellers with respect to the Business, including all property and assets (real, personal, tangible and intangible), operations, personnel and activities that comprise the Business.
“Division Intellectual Property” has the meaning set forth in Section 3.10(a).

“DOL” means the United States Department of Labor.
“Domain Names” means all domain name registrations.
“Domain Name Assignment Agreement” has the meaning set forth in Section 2.4(b)(iii).
“Employee” means any current or former employee, independent contractor or consultant of the Division or any ERISA Affiliate.
“Employee Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any agreement providing for acceleration of compensation, or any other agreement providing for compensation or benefits) between any Seller or any ERISA Affiliate and any Employee, whether written or unwritten.
“Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change of control pay, termination pay, deferred compensation, performance awards, unit or unit-related awards, health or welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been established, adopted, sponsored, maintained, contributed to, or required to be contributed to, by any Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which any Seller or any ERISA Affiliate has or may have any liability or obligation.
“Environmental Claim” means any claim, Action, complaint, cause of action, citation, Order, investigation or written or oral notice by any Person made against any Seller or given to any of Sellers’ officers or directors or of which any Seller has Knowledge alleging potential Liability arising out of, based on, or resulting from (a) the actual or alleged presence or Release of any Hazardous Substance at any location, or (b) any other circumstance or event occurring or existing forming the basis of any violation of any Environmental Law.
“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations and ordinances and all other provisions having the force or effect of Law concerning pollution, human health and safety, occupational health and safety, Hazardous Substances or protection of the environment.
“Equipment Contract” means a Contract pursuant to which the Division leases or rents to a customer an item of commercial or industrial waste or recycling handling equipment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.13(d).
“Excluded Assets” has the meaning set forth in Section 2.1(b).
“Facilities” means each facility, building, structure or other improvement that is used to operate the Business as of the Closing.
“Financial Statements” has the meaning set forth in Section 3.5.
“FMLA” means the Family Medical Leave Act of 1993, as amended.

“GAAP” means United States generally accepted accounting principles.
“Governing Documents” mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, and not by way of limitation, the “Governing Documents” of a corporation would be its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership would be its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company would be its certificate of formation and its limited liability company agreement.
“Government Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court.
“Hazardous Substance” means any substance or waste that is listed, defined, designated or classified as hazardous, toxic, corrosive or otherwise regulated under applicable Environmental Laws or that is subject to standards of conduct or may be the basis of Liability under applicable Environmental Laws, and includes petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, and lead-containing products.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“Holdback Amount” means $150,000.
“Indebtedness” means, without duplication, the following: (i) indebtedness for borrowed money, (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities under or in connection with loans, lines of credit, letters of credit or bankers’ acceptances or similar items, (iv) any obligation to pay the deferred purchase price of property (including machinery and equipment, capital stock or other equity securities) or services and any deferred purchase price Liabilities related to past acquisitions, but excluding trade payables incurred in the ordinary course of business consistent with past practice and, in the case of Sellers, set forth on Section 2.2(a) of the Sellers’ Disclosure Schedule, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases or leases that in accordance with GAAP are or will be required to be capitalized, (vii) all Liabilities under conditional sale or other title retention agreements, and (viii) all guarantees or the provision of security (including by Lien on assets) in respect of indebtedness of others, including for each of the foregoing clauses (i) through (vii), including, in each case of clauses (i) through (viii), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith.
“Indemnitee” has the meaning set forth in Section 7.3.
“Indemnitor” has the meaning set forth in Section 7.3.
“Insurance Policies” has the meaning set forth in Section 2.1(b)(iii).
“Intellectual Property” means all of the following in any jurisdiction throughout the world (i) Patents, patent applications, and patent disclosures, (ii) Trademarks, service marks, trade dress, trade names, brand names, slogans, logos, Domain Names, and corporate names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) Copyrights and copyrightable works, (iv) trade secrets, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, technology, know how, inventions, improvements, specifications, business and manufacturing methods and processes, product designs and other blue prints, formulae, recipes, techniques, technical data and manuals, research and development information and all other confidential information, (v) computer software (including source code, object code, data, databases and documentation), (vi) registrations, applications and renewals for any of the foregoing, as applicable, and (vii) all other proprietary and intellectual property rights.
“IRS” means the United States Internal Revenue Service.
“Knowledge” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any of Tony Alvis, Sean Garber, Debbie Montz, Todd Phillips and Jimmy Senn (jointly and severally), after reasonable inquiry.
“Law” means all statutes, laws, codes, ordinances, regulations, rules, Orders, judgments, writs, injunctions, acts, decisions or decrees of any Government Entity.
“Leases” has the meaning set forth in Section 3.17(c).
“Liability” means any liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted, and any cost or expense relating thereto.
“Licensed Items” has meaning set forth in Section 5.4.
“Lien” or “Liens” means any mortgage, license, pledge, security interest, right of first refusal, option, deed of trust, charge, conditional sales contract, claim, restriction, covenant, easement, right of way, title defect, encumbrance or lien of any nature whatsoever.
“Loss” means any loss, Liability, Action, Tax, cause of action, cost, damage or expense, including interest, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing. For the avoidance of doubt, Losses shall include incidental damages and reasonably foreseeable consequential damages but shall not include punitive damages or indirect damages (including diminution in value and damages based on any type of multiple) except to the extent such damages are paid to a third party pursuant to a Third Party Claim.
“Material Contracts” has the meaning set forth in Section 3.9(b).
“Material Customers” has the meaning set forth in Section 3.20(a).
“Material Suppliers” has the meaning set forth in Section 3.20(a).
“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
“Net Working Capital” means (i) Accounts Receivable that are not uncollected more than 90 days past the invoice date, plus Unbilled Revenue, plus Prepaid Amounts, less (ii) Accounts Payable and Customer Deposits, plus Accrued Liabilities of the Division plus Unearned Revenue of the Division. Net Working Capital is calculated for illustrative purposes as of October 31, 2015 on Exhibit A hereto.
“Order” means any order, civil investigative demand, judgment, injunction, award, decree, declaration, arbitration award or writ issued by any Government Entity.

“Patents” means all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, and all inventions and subject matter to the extent each is related to such patents, in any and all forms.
“Pension Plan” means each Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, and that: (1) provides a guaranteed or minimum rate guarantee; (2) is not account-based with individual participant accounts; and (3) is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of Sellers could draw upon at a specific age, or retirement or following separation from service.
“Permits” has the meaning set forth in Section 3.14(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.
“Pre-Closing Tax Period” means the portion of a Straddle Period up to and including the Closing Date.
“Property Taxes” has the meaning set forth in Section 5.12(c).
“Purchased Assets” has the meaning set forth in Section 2.1(a).
“Purchase Price” has the meaning set forth in Section 2.3.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Fundamental Representations” has the meaning set forth in Section 7.1.
“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Real Property” has the meaning set forth in Section 3.17(b).
“Release” for purposes of the environmental provisions of this agreement shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), and shall also include exposure to any Hazardous Substance.
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Consent” has means the consent of any third party under any Material Contract or Permit or to the transfer of any property, asset or right of the Division, in each case as set forth on Section 5.2(a) of the Sellers’ Disclosure Schedule, required in connection with the consummation of the transactions contemplated by this Agreement.
“Restricted Period” means the period from and after the Closing Date and continuing for five (5) years from the Closing Date.
“Restrictive Covenants” means the restrictive covenants applicable to Sellers under Section 5.7 hereof.

“Retained Liabilities” has the meaning set forth in Section 2.2(b).
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Disclosure Schedule” has the meaning set forth in Article III.
“Seller Fundamental Representations” has the meaning set forth in Section 7.1.
“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).
“Seller Restricted Person” has the meaning set forth in Section 5.7(a).
“Straddle Period” has the meaning set forth in Section 5.12(c).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.
“Target Net Working Capital” means $322,835.
“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, unclaimed property or escheatment, stamp duty, license, payroll, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration and other tax, assessment, charge, duty, fee, levy, withholding or other governmental charge of any kind whatsoever, whether disputed or not, together with all estimated Taxes, deficiency assessments, additions to Tax, penalties and interest; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, or by contract.
“Tax Proceeding” has the meaning set forth in Section 5.12(d).
“Tax Return” means any return, declaration, information report, claim for refund, information return, statement or filing with respect to Taxes, including any schedules, supplements or attachments thereto and including any amendment thereof.
“Third Party Claim” means Action made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.
“Trademarks” means all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including intent to use applications), and all goodwill related to the foregoing.
“Trademark Assignment Agreements” has the meaning set forth in Section 2.4(b)(ii).
“Transfer Taxes” has the meaning set forth in Section 5.12(a).
“Transaction Documents” means this Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Trademark Assignment Agreements, the Domain Name Assignment Agreement, the Power of Attorney, the Transition Services Agreement, and any certificate, document or other agreement delivered pursuant hereto or thereto.
“Transition Services Agreement” has the meaning set forth in Section 2.4(b)(iv).
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Unbilled Revenue” means amounts payable by customers of the Division that have been derived from the operation of the Business and that have accrued for a period of not more than 31 days prior the Closing Date but have not been billed as of the Closing Date.
“Unearned Revenue” means a liability representing amounts billed in advance of providing services or delivering goods, including any prebilled monthly rental revenue on any Equipment Contract.
“WARN Act” has the meaning set forth in Section 3.12(b).
“Working Capital Adjustment” has the meaning set forth in Section 2.5(d).
“Working Capital Disputed Items” has the meaning set forth in Section 2.5(c).
“Working Capital Independent Accountant” means any of Grant Thornton LLP, BDO USA LLP or McGladrey LLP, so long as any such accounting firm has not performed accounting, tax, consulting or other services for Purchaser or Sellers, or any of their respective Affiliates, in the three years prior to the date of delivery of the Working Capital Initial Statement.
“Working Capital Initial Statement” has the meaning set forth in Section 2.5(a).
“Working Capital Objection Notice” has the meaning set forth in Section 2.5(b).
“Working Capital Objection Period” has the meaning set forth in Section 2.5(b).
“Working Capital Shortfall” has the meaning set forth in Section 2.5(d).
“Working Capital Surplus” has the meaning set forth in Section 2.5(d).
Section 1.2    Usage and Interpretation.

(a)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)The word “will” shall be construed to have the same meaning and effect as the word “shall;” and both shall be interpreted as an imperative that is equivalent to “must.”

(c)The word “or” shall not be exclusive.

(d)The phrase “to the extent” means the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.”

(e)The words “hereof”, “herein,” “hereto,” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(f)Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(g)A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(i)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1    Purchased Assets; Excluded Assets.

(a)On the basis of the representations, warranties, covenants, and agreements herein, and subject to the terms hereof, at the Closing, Purchaser shall purchase from Sellers and Sellers shall sell, convey, assign, transfer and deliver to Purchaser, all right, title and interest in and to all of the assets, properties and rights of the Division or that are primarily used or held for use in connection with the Business, wherever located, but excluding the Excluded Assets (such assets, properties and rights, the “Purchased Assets”), all such Purchased Assets free and clear of all Liens, as follows:

(i)    all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind primarily used by the Division (wherever located and whether or not carried on the Division’s books) as set forth on Section 2.1(a)(i) of the Sellers’ Disclosure Schedule, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, (collectively, “Tangible Personal Property”);

(ii)    all inventories of the Division, wherever located, including all equipment subject to an Equipment Contract, finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Division in the production of finished goods, as set forth on Section 2.1(a)(ii) of the Sellers’ Disclosure Schedule (collectively, “Inventories”);

(iii)    all Accounts Receivable set forth on Section 2.1(a)(iii) of Sellers’ Disclosure Schedule and any other Accounts Receivable related to the Tangible Personal Property, Inventories, or Assigned Contracts, including (A) all trade accounts receivable and other rights to payment from customers of the Division and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold, rented or leased or services rendered to customers of the Division, (B) all other accounts or notes receivable of the Division, whether or not carried on the Division’s financial records, and the full benefit of all security for such accounts or notes, and (C) any claim, remedy or other right related to any of the foregoing;

(iv)    all Unbilled Revenue;

(v)    each Contract listed on Section 2.1(a)(v) of the Sellers’ Disclosure Schedule, and all outstanding offers or solicitations made by or to a Seller to enter into any Contract (the “Assigned Contracts”);

(vi)    copies of all data and records (whether in tangible form or stored in an electronic or other medium) related to the operations of the Division, including (A) financial records, Tax records, and invoices, provided that Parent may retain a complete copy or original of the foregoing, and (B) correspondence, Uniform Commercial Code financing statements in favor of the Division with respect to equipment subject to an Equipment Lease and all rights of the Division thereunder, client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, sales and promotional materials, studies, reports, correspondence and other similar documents and records and, subject to applicable Law, copies of all personnel records of any Employee;

(vii)    all of the intangible rights and property of the Division, including (A) Intellectual Property owned or licensed by the Division (including rights to the names “Wessco”, “CWS”, “Waste Equipment Sales and Service Company”, “Waste Services Segment” and “Computerized Waste Systems”) and Confidential Information, (B) rights to any non-competition, non-solicitation and other restrictive covenants to which a Seller is a party and that relate to the Business, and any such covenants set forth in any Contract with current or former Employees of the Division, (C) rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Purchased Assets, and (D) going concern value, and goodwill;

(viii)    all telephone, telecopy and e-mail addresses and listings used in connection with the operation of the Business (including those set forth on Section 2.01(a)(viii) of Sellers’ Disclosure Schedule); provided, however, that those telephone numbers that cannot be sold to Purchaser will be programmed to automatically transfer calls to Purchaser;

(ix)    all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date;

(x)    all rights and claims of the Division in any Action of any nature available to or being pursued by the Division (including any counterclaims) relating to the Purchased Assets, Assumed Liabilities or the Business; and

(xi)    all rights of the Division relating to deposits and prepaid expenses, claims for credits, advance payments, charges, deposits, refunds and rights to offset in respect thereof that are not Excluded Assets (collectively, “Prepaid Amounts”).

(b)Notwithstanding anything in this Agreement to the contrary, Sellers shall retain all right, title and interest in and to, and Purchaser shall have no rights with respect to the following assets (such assets listed in clauses (i) through (vii) below as they relate to Sellers, the “Excluded Assets”):

(i)the corporate seals, organizational documents, minute books, stock books, Tax Returns, records solely having to do with the corporate organization of Sellers, and any other books and records which Sellers are prohibited from disclosing or transferring to Purchaser under applicable Law and are required by applicable Law to retain;

(ii)any Cash of the Division;

(iii)those certain insurance policies listed on Section 3.18 of the Sellers’ Disclosure Schedule (“Insurance Policies”);

(iv)any equity or other ownership interests of any Seller or Affiliate of Seller;

(v)all rights of Sellers under this Agreement and the Transaction Documents;

(vi)the names “Industrial Services of America”, “ISA Pick Pull Save”, “ISA Pull - N - Pay”, “Venture Metals”, “Industrial Services of America”, and “ISA Recycling” and any intellectual property rights with respect thereto; and

(vii)any assets of Sellers that are not among the assets defined as Purchased Assets.

Section 2.2    Assumed Liabilities; Retained Liabilities.

(a)Subject to the terms and conditions set forth herein, effective as of the Closing, Purchaser shall assume and agree to pay, perform and discharge when due only the following Liabilities of the Division (collectively, the “Assumed Liabilities”):

(i)Accounts Payable;

(ii)Accrued Liabilities and Unearned Revenue;

(iii)warranty liabilities, deposits for work-in-progress (“Customer Deposits”) and the other current liabilities of Sellers to the extent reserved and accrued for and set forth on Schedule 2.2(a) that have been incurred in the ordinary course of business of the Division consistent with past practice and that remain unpaid or accrued or reserved for as of the Closing Date;

(iv)all Liabilities arising under or relating to the Assigned Contracts to be performed after the Closing Date, except to the extent that such Liabilities, but for a breach or default by a Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent such Liabilities arise out of any such breach or default; and
(v)except for Liabilities that are Retained Liabilities, all Liabilities arising out of or relating to Purchaser’s ownership or operation of the Business and the Purchased Assets following the Closing.

(b)Retained Liabilities. Other than those Liabilities listed in Section 2.2(a) above, (x) Sellers shall retain, and shall be fully responsible for paying, performing and discharging when due all Liabilities of Sellers and the Division, and (y) Purchaser shall not assume or have any responsibility for any Liabilities (all such Liabilities, the “Retained Liabilities”) including, the following:

(i)all Liabilities of the Sellers arising out of or relating to any act, omission, event, circumstance or condition occurring or existing on or prior to the Closing Date, including any arising out of or relating to Sellers’ ownership or operation of the Business on or prior to the Closing;

(ii)all Liabilities relating to or arising out of the Excluded Assets;

(iii)all Liabilities for Taxes of each Seller and its Affiliates, including (A) Taxes for which any Seller is liable pursuant to Section 5.12, (B) Liabilities of each Seller for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Sellers are transferring the Purchased Assets), and (C) Liabilities of each Seller for unpaid Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(iv)all Liabilities of Sellers in respect of (A) the employment, or termination of employment, of any Employee, (B) the engagement, or termination of engagement, of any consultant or independent contractor, (C) employee benefits, compensation or other arrangements of any Employee (including Liabilities under the Employee Plans listed on Section 3.13(a)(i) of the Sellers’ Disclosure Schedule), or (D) workers’ compensation claims of any Employee, in each case, arising or incurred in connection with the operation of the Business on or prior to Closing;

(v)all Environmental Liabilities arising out of or relating to the ownership or operation of the Business on or prior to Closing;

(vi)except to the extent set forth on Section 2.2(a) of the Sellers’ Disclosure Schedule all short- and long-term Indebtedness of Sellers, including any vehicle and equipment debt (whether loans or capital leases) set forth on Section 2.2(b) of the Sellers’ Disclosure Schedule and any Liabilities in respect of leases for vehicles, equipment or other personal property of Sellers; and

(vii)any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.3    Purchase Price. The aggregate purchase price for the Purchased Assets shall be (a) $7,500,000 (the “Cash Consideration”), plus (b) the assumption of the Assumed Liabilities, plus or less, as the case may be, (c) the aggregate amount of the Working Capital Adjustment, if any (collectively, the “Purchase Price”). At the Closing, Purchaser shall pay the Cash Consideration (or retain the Working Capital Holdback for subsequent disposition in accordance with this Agreement), by wire transfer of immediately available funds, as follows:

(a)An amount sufficient to pay the invoice of Frost Brown Todd LLC (legal counsel to Sellers) for professional fees and expenses, by wire transfer to an account designated in writing by such firm;

(b)An amount sufficient to pay the invoice of D A Davidson & Co. (investment banker to Sellers) for professional fees and expenses, by wire transfer to an account designated in writing by such firm;

(c)An amount sufficient to pay all Persons who hold Liens on the Purchased Assets in amounts sufficient to cause such Persons to release such Liens, by wire transfer to one or more accounts designated in writing by such Persons;

(d)An amount equal to $150,000 (the “Working Capital Holdback”) shall be retained by Purchaser for disposition pursuant to Section 2.5 below; and

(e)The remaining portion of the Cash Consideration shall be paid to Parent (as Agent on behalf of each Seller).

Section 2.4    The Closing; Closing Deliveries.

(a)The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Seyfarth Shaw LLP, 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603 (or remotely by electronic mail or facsimile exchange of documents and signatures), at 10:00 A.M. CST on the date hereof, with such Closing effective as of 12:01 a.m. CST on such date. The date of the Closing is referred to as the “Closing Date.”

(b)At the Closing, Sellers shall deliver (duly and fully executed, acknowledged and notarized, as appropriate) to Purchaser the following:

(i)a counterpart to the Bill of Sale and Assignment and Assumption Agreement in the form set forth on Annex B-1 and Annex B-2 attached hereto (together, the “Bills of Sale and Assignment and Assumption Agreements”);

(ii)a counterpart to the Trademark Assignment Agreement in the form set forth on Annex D-1 and Annex D-2 attached hereto (together, the “Trademark Assignment Agreements”);

(iii)a counterpart to the Domain Name Assignment Agreement in the form set forth on Annex E-1 and Annex E-2 attached hereto (the “Domain Name Assignment Agreements”);

(iv)a counterpart to the Transition Services Agreement in the form set forth on Annex F attached hereto (the “Transition Services Agreement”);

(v)a power of attorney in the form set forth on Annex G attached hereto;

(vi)acknowledgement of receipt of the Cash Consideration (less the Working Capital Holdback);

(vii)a certificate of the secretary of each Seller, dated as of the Closing Date, certifying: (A) that such Seller is in good standing in its jurisdiction of formation and each jurisdiction in which it is qualified to conduct business (and including therewith a good standing or similar certificate issued by the Secretary of State of each such jurisdiction no earlier than five (5) Business Days prior to the Closing Date); (B) that the copies of its Governing Documents attached thereto are complete and correct and remain unamended and in full force and effect; and (C) that copies of the resolutions adopted by the board of directors or similar governing body of such Seller authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, in each case, have been duly adopted and remain unamended and in full force and effect, together with a certificate as to the incumbency and specimen signature of each officer of such Seller executing this Agreement and the Transaction Documents and any other document delivered in connection herewith on behalf of such Seller;

(viii)non-foreign affidavits from each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations promulgated under Section 1445 of the Code, stating that such Seller, as the case may be, is not a foreign person as defined in Section 1445 of the Code; and

(ix)pay-off letters, in form and substance acceptable to Purchaser, from each of the Persons contemplated by Sections 2.3(a) - (c) above, confirming the repayment in full of all Indebtedness owed to such Person as of the Closing Date, and providing that all claims of such lender in and to the Purchased Assets have been terminated and all terminations and releases (including UCC-3 termination statements) executed by such Person necessary to evidence such termination.

(c)At the Closing, Purchaser shall deliver (duly and fully executed, acknowledged and notarized, as appropriate) to Sellers the following:

(i)a counterpart to the Bill of Sale and Assignment and Assumption Agreement in the form set forth on Annex B-1 and Annex B-2 attached hereto (together, the “Bill of Sale and Assignment and Assumption Agreements”);

(ii)a counterpart to the Trademark Assignment Agreement in the form set forth on Annex D-1 and Annex D-2 attached hereto (together, the “Trademark Assignment Agreements”);

(iii)a counterpart to the Domain Name Assignment Agreement in the form set forth on Annex E-1 and Annex E-2 attached hereto (the “Domain Name Assignment Agreements”);

(iv)a counterpart to the Transition Services Agreement in the form set forth on Annex F attached hereto (the “Transition Services Agreement”); and

(v)a certificate of the secretary of Purchaser, dated as of the Closing Date, certifying: (A) that Purchaser is in good standing in its jurisdiction of formation (and including therewith a good standing or similar certificate issued by the Secretary of State of its jurisdiction of formation no earlier than five (5) Business Days prior to the Closing Date); (B) that the copies of its Governing Documents attached thereto are complete and correct and remain unamended and in full force and effect; and (C) that copies of the resolutions adopted by the board of directors or similar governing body of such Purchaser authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, in each case, have been duly adopted and remain unamended and in full force and effect, together with a certificate as to the incumbency and specimen signature of each officer of Purchaser executing this Agreement and the Transaction Documents and any other document delivered in connection herewith on behalf of Purchaser.

Section 2.5    Working Capital Adjustment. The Purchase Price shall be subject to adjustment following the Closing as follows:

(a)As soon as reasonably practicable, and in any event within ninety (90) days after the Closing Date, Purchaser shall deliver to the Parent a written statement (the “Working Capital Initial Statement”) setting forth its calculation of the Closing Net Working Capital, together with reasonable supporting detail as to each calculation, as determined by reference to the relevant provisions of this Agreement, and on the basis of the foregoing, its calculation of the Working Capital Adjustment, if any.

(b)Following the receipt by the Parent of the Working Capital Initial Statement, Purchaser shall permit the Parent and its representatives to have access during normal business hours to the books, records and other documents pertaining to or used in connection with the preparation of the Working Capital Initial Statement; provided, however, that such access does not unreasonably disrupt the normal operations of the Purchaser and such investigation is conducted at the expense of Sellers. On or prior to the thirtieth (30th) day after the Parent’s receipt of the Working Capital Initial Statement (the “Working Capital Objection Period”), the Parent may give Purchaser a single written notice stating in reasonable detail any and all objections (a “Working Capital Objection Notice”) that it may have to the calculations of Closing Net Working Capital; provided that the only bases on which an objection may be set forth in the Working Capital Objection Notice is that Closing Net Working Capital was not calculated in accordance with this Agreement or for mathematical or other error in calculation. The Working Capital Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any item or calculation included in the calculations of Closing Net Working Capital set forth in the Working Capital Initial Statement which is not specifically objected to in the Working Capital Objection Notice shall be deemed final and binding upon the parties hereto. If no Working Capital Objection Notice is delivered within the Working Capital Objection Period, the calculation of Closing Net Working Capital set forth in the Working Capital Initial Statement will be final and binding upon the parties hereto.

(c)If Parent gives a timely Working Capital Objection Notice as described in Section 2.5(b) above, then Purchaser and Parent will negotiate in good faith to resolve their disputes regarding the Working Capital Initial Statement. If Purchaser and Parent are unable to resolve all disputes regarding the calculations set forth in the Working Capital Initial Statement that are set forth in the Working Capital Objection Notice on or prior to the twentieth (20th) day after the delivery of the Working Capital Objection

Notice or such longer period as Purchaser and Parent may agree in writing, then Purchaser and Parent will, within five (5) Business Days thereafter, mutually retain an independent accounting firm as may be agreed by Purchaser and Parent (the “Working Capital Independent Accountant”), it being understood and agreed that such independent accounting firm should not have performed accounting, tax, consulting or other services for Purchaser or Sellers or their respective Affiliates in the previous three years, and shall instruct the Working Capital Independent Accountant to resolve the dispute as soon as practicable, and in any event within thirty (30) days of the submission of such dispute, and Purchaser and Parent and their respective agents shall cooperate with the Working Capital Independent Accountant during its engagement. Purchaser and Parent each agree that it shall not engage, or agree to engage the Working Capital Independent Accountant to perform any services other than as the Working Capital Independent Accountant pursuant hereto until the Working Capital Adjustment, if any, is finally determined pursuant to this Section 2.5. The Working Capital Independent Accountant shall only decide the specific items under dispute by the parties (the “Working Capital Disputed Items”), solely in accordance with the terms of this Agreement (it being understood that in making such decision, the Working Capital Independent Accountant shall be functioning as an expert and not as an arbitrator). In resolving any Working Capital Disputed Item, the Working Capital Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Working Capital Independent Accountant’s determination shall be based solely on presentations by Purchaser and Parent (i.e. not on independent review) and on the definitions and other terms included herein. Such determination by the Working Capital Independent Accountant will, absent manifest error, be final and binding upon the parties hereto, will not be subject to appeal and will be used for all purposes of this Section 2.5 for the final calculations of Closing Net Working Capital and, on the basis of the final calculations thereof, the calculation of the Working Capital Adjustment, if any. The fees and expenses of the Working Capital Independent Accountant (i) shall be borne by Parent in the proportion that the aggregate dollar amount of Working Capital Disputed Items submitted thereto for resolution that are unsuccessfully disputed by Parent (as finally determined by the Working Capital Independent Accountant) bears to the aggregate dollar amount of such submitted Working Capital Disputed Items and (ii) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of Working Capital Disputed Items submitted thereto for resolution that are successfully disputed by the Parent (as finally determined by the Working Capital Independent Accountant) bears to the aggregate dollar amount of such submitted Working Capital Disputed Items. Purchaser and Parent agree to execute, if requested by the Working Capital Independent Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Working Capital Independent Accountant. Purchaser and Parent shall cooperate with the Working Capital Independent Accountant and as promptly as practicable provide all documents and information reasonably requested by the Working Capital Independent Accountant.

(d)Payment of Working Capital Adjustment. If Closing Net Working Capital (as finally determined pursuant to this Section 2.5) is greater than Target Net Working Capital (the “Working Capital Surplus”), then within five Business Days of the final determination of Closing Net Working Capital pursuant to this Section 2.5, Purchaser shall release the Working Capital Holdback to Parent and shall pay a dollar amount equal to the Working Capital Surplus to Parent; and if Closing Net Working Capital (as finally determined pursuant to this Section 2.5) is less than Target Net Working Capital (the “Working Capital Shortfall”), then Purchaser shall retain a dollar amount equal to the Working Capital Shortfall from the Working Capital Holdback and shall release the remainder of the Working Capital Holdback, if any, to Parent within 5 Business Days of the final determination of Closing Net Working Capital pursuant to this Section 2.5; provided, that if the Working Capital Shortfall exceeds the Working Capital Holdback, then then within 5 Business Days of the final determination of Closing Net Working Capital pursuant to this Section 2.5, Parent shall pay a dollar amount equal to such excess to Purchaser. The difference (which for the avoidance of doubt may be a negative number) of (x) the aggregate amount, if any, paid to Sellers pursuant to this Section 2.5(d) (which, for the avoidance of doubt, does not include the release to Sellers of any portion of the Working Capital Holdback) less (y) the aggregate amount, if any, paid to Purchaser pursuant to this Section 2.5(d) (which, for the avoidance of doubt, does include the release to Purchaser of any portion of the Working Capital Holdback), is referred to herein as the “Working Capital Adjustment”.

Section 2.6    Allocation of Purchase Price. As soon as reasonably practicable following the Closing, Purchaser and Parent shall mutually agree an allocation of the Purchase Price and Assumed Liabilities (and any other capitalized costs) (the “Allocation”). The parties hereto: (i) agree that the Allocation shall be in accordance with Exhibit B hereto and Section 1060 of the Code and the Treasury Regulations thereunder and (ii) shall report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement (including for purposes of IRS Form 8594) in a manner consistent with such Allocation. Any adjustment to the Allocation required as a result of any adjustment to the Purchase Price pursuant to Section 2.5 shall be allocated in accordance with Exhibit B. Neither Purchaser nor Sellers shall take any position in any Tax Proceeding or on any Tax Return or filing inconsistent with the Allocation unless otherwise required by applicable Law, and only following written notice of such position to the other parties.

Section 2.7    Intentionally Deleted.

Section 2.8    Intentionally Deleted.

Section 2.9    Tax Withholdings. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payments under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10    Intentionally deleted.

Section 2.11    Sellers’ Agent. Parent and WESSCO hereby appoint Parent, as Sellers’ representative, agent and attorney-in-fact (“Agent”), and Parent hereby accepts such appointment as Sellers’ Agent, to represent the interests of Sellers after the Closing Date. Such appointment is coupled with an interest. In such capacity, Sellers’ Agent shall be authorized to take all actions on behalf of each Seller which it deems appropriate in connection with the matters described herein, including such matters as are described in Sections 2.5, and 2.6 and Article VII of this Agreement. In the event that the Sellers’ Agent becomes unable to perform its responsibilities hereunder or resigns from such position, then Sellers shall designate a replacement within ten (10) days of such inability to perform or resignation, and notify Purchaser immediately in writing of such replacement. All decisions and actions by the Sellers’ Agent shall be binding upon each Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Agent as to any matter related to this Agreement and no party hereto shall have any cause of action against Purchaser, and Purchaser shall have no liability or obligation whatsoever, for any action taken by Purchaser in reliance upon the instructions or decisions of the Sellers’ Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby, jointly and severally, represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the schedules (referencing the appropriate Sections hereof) supplied by Sellers to Purchaser immediately prior to the execution of this Agreement and attached hereto as Annex A (the “Sellers’ Disclosure Schedule”), as of the date hereof and as of the Closing Date:
Section 3.1    Organization; Authority; No Breach.

(a)Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and WESSCO is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller possesses all requisite power and authority necessary to own and operate its properties, to carry on the Businesses and to carry out the transactions contemplated by this Agreement and the Transaction Documents to which such Seller is a party or otherwise bound. No Seller is in default under or in violation of any provision of its Governing Documents. Section 3.1 of Sellers’ Disclosure Schedule sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

(b)Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which any Seller is a party or by which such Seller is bound, when executed and delivered by such Seller in accordance with the terms hereof or thereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity or other Person in connection with the consummation of the transactions contemplated by this Agreement.

(c)Neither the execution and the delivery of this Agreement, nor the Transaction Documents to which any Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Governing Documents of any Seller, (ii) violate any Order or Law, or (iii) conflict with, result in a breach of, constitute a default under, result (either alone or in combination with another event) in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the obligation to make any payment (including any change of control, severance or similar payments) or require any notice, consent or other action under any agreement, contract, lease, license, instrument or other arrangement to which any Seller is a party or by which any Seller is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

Section 3.2    Subsidiaries. The Division: (i) has no Subsidiaries; (ii) does not own or hold the right to acquire any shares of stock or any other equity interest in any other Person or has any obligations to make any investment in any Person; and (iii) has no obligation to make any capital contribution, to purchase any equity interests or to pay any amount to any Person.

Section 3.3    Title to Assets; Sufficiency of Assets. The Division has good and valid title to, a valid leasehold interest in, or a valid license to use, the personal property and assets, tangible or intangible, included among the Purchased Assets, free and clear of all Liens. The Tangible Personal Property is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to, and as currently contemplated to be conducted following, the Closing and constitute all of the rights, property and assets necessary to, or used by the Sellers to, conduct the Business as currently conducted, and as currently contemplated to be conducted following, the Closing. None of the Excluded Assets are material to the Business.

Section 3.4    Inventory.

(a)All Inventory of the Division consists of a quality and quantity usable and salable in the ordinary course of business, except solely for obsolete items and items of below-standard quality, all of which are set forth on Section 3.4(a) of the Sellers’ Disclosure Schedule as of the Closing Date.

(b)The Inventory of the Division is located entirely at the locations listed on Section 3.4(b) of the Sellers’ Disclosure Schedule.

Section 3.5    Financial Statements; Financial Information. True and compete statements of revenues and expenses of the Division for the twelve months ended December 31, 2014 and the ten months ended October 31, 2015, and a true and correct statement of the Division’s fixed assets of the Closing Date, in each case prepared in accordance with the books and records of the Division, are attached as Section 3.5 of the Sellers’ Disclosure Schedule. All of the foregoing financial information is hereinafter collectively referred to as the “Financial Statements.” Each of the Financial Statements (including in all cases the notes thereto, if any) (x) has been prepared from, and is in accordance with, the books and records of the Division, and (y) is an accurate and complete presentation, in all material respects, of the fixed assets and operating results of the Division and (z)  other than the lack of footnotes and accompanying balance sheets and cash flow statements required under GAAP, has been prepared in accordance with GAAP, consistently applied throughout such Financial Statements and the periods covered thereby. The books and records of the Division have been maintained in accordance with good business and bookkeeping practices, and the internal controls and procedures of the Division are sufficient to ensure that the Division’s general ledger and other information from which the Financial Statements are derived is accurate in all material respects.

Section 3.6    Absence of Undisclosed Liabilities. The Division does not have any Liabilities, and there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any Liabilities, except for Liabilities described on Section 3.6 of the Sellers’ Disclosure Schedule.

Section 3.7    Absence of Certain Developments. Except as set forth on Section 3.7 of the Sellers’ Disclosure Schedule, since October 31, 2015:

(a)The Division has conducted the Business only in the ordinary course of business consistent with past practice;

(b)The Division has not suffered any damage, destruction or casualty loss, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(c)There has occurred no fact, event, condition or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Business, results of operations or condition (financial or otherwise) of the Division or the value of the Purchased Assets;

(d)The Division has used its best efforts to preserve its relationships with its customers, workforce, suppliers, and others having business dealings with the Business;

(e)The Division has not failed to maintain in all material respects the Division’s books and records in accordance with good business and bookkeeping practices or made any change in annual accounting period or any method of accounting, pension, actuarial or accounting practice, policy, principle or procedure, except as required by applicable Law;

(f)The Division has not incurred, authorized or committed to make any capital expenditure except in the ordinary course related to equipment to be rented to customers;

(g)The Division has not incurred, authorized or committed to take any action that would result in a material increase in its Liabilities;

(h)The Division has not made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person;

(i)The Division has not made any loan to, or made, granted or promised any bonus or any wage or salary increase or made or promised any other change in employment or compensation terms for, or entered into any other transaction with, any of its employees, officers or directors;

(j)The Division has not made any distribution, dividend or other transfer, whether in cash or in kind, to any third party;

(k)Except to the extent required by applicable Law, the Division has not entered into, adopted, amended, modified or terminated any pension, retirement, welfare, bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of the current or former officers, managers or directors or any of current or former employees, consultants or independent contractors providing services to the Division or committed to do any of the foregoing (or taken any such action with respect to any other Employee Plan);

(l)The Division has not sold, leased, assigned, transferred, licensed, sublicensed, encumbered or otherwise disposed of any asset of the Division, except in the ordinary course of business consistent with past practice, or disclosed any Confidential Information to any Person (other than to Purchaser and Purchaser’s representatives, agents (including lenders), attorneys and accountants), other than in the ordinary course of business in circumstances in which reasonable confidentiality restrictions have been imposed;

(m)The Division has not changed its management practices or cancelled any debts owed to or claims held in connection with the Business;

(n)The Division has not mortgaged or encumbered or permitted any of its assets to become subject to any Liens;

(o)The Division has not entered into, terminated, modified or amended any Material Contract (other than extensions at the end of a term in the ordinary course of business consistent with past practice, which extensions shall not subject the Division to materially different terms than those to which the Division was subject under the term just ended), or waived any default under, or released, settled or compromised any claim against the Division or Liability under any Material Contract, or entered into any new contracts, agreements, leases or subleases;

(p)The Division has not accelerated the collection of Accounts Receivable, delayed the purchase of supplies, delayed capital expenditures, repairs or maintenance, or delayed payment of Accounts Payable or Accrued Liabilities;

(q)The Division has not made any loan or engaged in any transactions with, or entered into any contracts or agreements with, any Affiliate of Sellers;

(r)The Division has not settled any Action (A) involving amounts due or alleged to be due to or from Sellers; or (B) which involves any injunction or the imposition of equitable relief;

(s)The Division has not communicated with employees of the Division regarding the compensation, benefits or other treatment that they will receive in connection with the transactions contemplated by this Agreement, other than any such communications which have been approved in writing by Purchaser;

(t)The Division has not incurred any Indebtedness, or redeemed, repurchased, prepaid, defeased, canceled, incurred or otherwise acquired any Indebtedness, or entered into any contract, agreement or other arrangement to do any of the foregoing or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Division or assumed, guaranteed or endorsed, or otherwise became responsible for, the obligations of any Person for borrowed money; and

(u)The Division has not taken, offered, proposed or authorized any of, or committed or agreed to take any of, the foregoing.

Section 3.8    Guaranties and Indebtedness. Except as set forth on Section 3.8 of the Sellers’ Disclosure Schedule, the Division has no outstanding Indebtedness or guarantee of any Liability (including Indebtedness) of any other Person.

Section 3.9    Contracts and Commitments.

(a)Except as set forth on Section 3.9(a) of the Sellers’ Disclosure Schedule, the Division is not a party to or bound by any written or oral:

(i)management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor, consultant or other Person on a full time, part time, consulting or other basis, or any other arrangement or understanding (A) providing compensation, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment or services of any employee, independent contractor, or consultant at any time for any lawful reason or for no reason without penalty or liability;

(ii)agreement or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Division or any letter of credit arrangements, or any guarantee therefor;

(iii)lease or agreement under which the Division is a (A) lessee of or holds or operates any personal property, owned by any other party or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Division (including all Equipment Contracts in effect as of the Closing Date);

(iv)agreements relating to the ownership of, investments in or loans and advances to any Person, including investments in joint ventures and minority equity investments and loans with respect thereto;

(v)inbound or outbound license, royalty, or other agreement with respect to any Intellectual Property (except for license agreements for non-customized commercially available off the shelf software) or other agreements affecting, limiting or restricting the Division’s ability to use, enforce or disclose any Division Intellectual Property, other than non-disclosure or confidentiality agreements entered into by the Division in the ordinary course of business;

(vi)contract or agreement prohibiting the Division from engaging in any business anywhere in the world;

(vii)agreement or commitment for the purchase by the Division of machinery, equipment or other personal property or refurbishment of the same;

(viii)agreement that provides any customer of the Division with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Division, including any agreement containing “most favored nation” provisions;

(ix)agreement with any Material Customer or Material Supplier;

(x)agreement with any Government Entity;

(xi)agreement involving the settlement of any Action with respect to which (i) any amounts remain unpaid or (ii) conditions precedent to the settlement thereof have not been satisfied;

(xii)agreement for the disposition of any assets of the Division outside the ordinary course of business consistent with past practices or any agreement for the acquisition of the assets or business of any other Person;

(xiii)indemnity agreement with any supplier to or customer of the Division under which the Division is obligated to indemnify such party against product warranty or infringement or similar claims;

(xiv)warranty contract with respect to services rendered or products sold, leased or licensed by the Division which contains terms and conditions that differ in any material respect from standard warranty terms and conditions provided to customers of the Division; and

(xv)any other contract, agreement or other arrangement or group of related contracts, agreements or other arrangements with the same party or group of affiliated parties that are otherwise material to the Division, whether or not entered into in the ordinary course of business.

(b)Except as described on Section 3.9(b) of the Sellers’ Disclosure Schedule, all of the contracts, agreements and instruments set forth or required to be set forth on Section 3.9(a) of the Sellers’ Disclosure Schedule (the “Material Contracts”) are valid, binding, fully executed and enforceable as to the applicable Seller and as to the other parties thereto, in accordance with their respective terms and will continue as such following the consummation of the transactions contemplated hereby, in each case subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally; and (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Sellers have performed all obligations required to be performed by them and are not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Sellers under any Material Contract and there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract nor do any such other parties intend to renegotiate any such Material Contract as a result of the consummation of the transactions contemplated herein. Sellers have made available to Purchaser true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.10    Intellectual Property Rights.

(a)Section 3.10(a)(i) of the Sellers’ Disclosure Schedule contains a complete and correct list of all Patents, registered Trademarks and registered Copyrights of the Division and owned or co-owned by a Seller, specifying as to each such item, as applicable, the registered owner (and co-owner, as applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration. Section 3.10(a)(ii) of the Sellers’ Disclosure Schedule contains a complete and correct list of all other Intellectual Property used in, or necessary for, the Business as presently conducted and proposed to be conducted (collectively, and with the property listed on Section 3.10(a)(i) of the Sellers’ Disclosure Schedule, the “Division Intellectual Property”)

(b)Except as set forth on Section 3.10(b) of the Sellers’ Disclosure Schedule, the Division owns or otherwise possesses a valid and enforceable right to use pursuant to a written Material Contract set forth on Section 3.10(b) of the Sellers’ Disclosure Schedule or license agreements for non-customized commercially available off the shelf software, all Division Intellectual Property, free and clear of all Liens.

(c)(i) there are no Actions presently pending or to Sellers’ Knowledge threatened against either Seller contesting the validity, use, ownership or enforceability of the Division Intellectual Property, (ii) the conduct of the Business as presently conducted and proposed to be conducted does not and will not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of other Persons, and Sellers have not received any notice regarding the foregoing (including any demand or request that Sellers license any Intellectual Property from any Person), nor are there any facts that indicate a likelihood of the existence of such infringement, misappropriation, dilution or violation, (iii) no Person has infringed, misappropriated, diluted or otherwise violated any of the Division Intellectual Property, and (iv) the loss or expiration of any Division Intellectual Property owned by, issued to or licensed to Sellers has not had and would not reasonably be expected to have a material adverse effect on the Business or results of operations or condition (financial or otherwise) of the Division and no such loss or expiration is pending threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) following the Closing.

(d)The transactions contemplated by this Agreement shall have no adverse effect on Sellers’ right, title and interest in and to any Division Intellectual Property. Sellers have taken all reasonable steps to maintain and protect all of the Division Intellectual Property. Sellers have taken all reasonable steps to safeguard and maintain the information technology systems utilized in the operation of its Business as presently conducted and proposed to be conducted.

Section 3.11    Litigation.

(a)Since the date that is five (5) years immediately prior to the date hereof there have not been any Actions or Orders pending or threatened against the Division, at law or in equity, including any Actions with respect to the transactions contemplated by this Agreement. No Seller has received any opinion or legal advice to the effect that the Division is exposed from a legal standpoint to any Liability or disadvantage which may be material to the Business as previously or presently conducted. Sellers are fully insured with respect to any such potential Liability, subject to applicable deductibles, self-insured retentions and policy limits.

(b)Except as set forth on Section 3.11(b) of the Sellers’ Disclosure Schedule, no suit, Action or other proceeding, or injunction or final judgment, Order or decree relating thereto, exists or is pending or threatened by or before any court or arbitrator or any Government Entity (or any quasi-judicial or administrative agency thereof) or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby or which prohibits the consummation of the transactions contemplated hereby.

Section 3.12    Employment Matters.

(a)With respect to the Division: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) no executive or manager of the Division: (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person that would restrict or otherwise interfere with the performance of such employee’s employment duties to the Division, or the ability of such Person to conduct its business; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) no union organization or decertification activities are underway or threatened, and no such activities have taken place in the past five (5) years; (v) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or threatened; (vi) there is no worker’s compensation Liability, experience or matter outside the ordinary course of business and consistent with past practice; (vii) there is no employment-related Action of any kind pending or threatened, relating to an alleged violation or breach by the Division (or any of their officers or directors in their capacities as such) of any Law or collective bargaining agreement and there is no basis for any of the foregoing; and (viii) no employee or agent of the Division has committed any act or omission giving rise to Liability for any violation or breach identified in subsection (vii) above.

(b)With respect to the transaction contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. The Division has not engaged in any employee layoff activities that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). The Division has complied in all material respects with all applicable Laws relating to employment, including provisions thereof relating to terms and conditions of employment, health and safety, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues, classification of employees for overtime purposes, classification of independent contractors and unemployment insurance.

(c)Sellers have provided Purchaser with a true and complete list of (i) all Employees of the Division as of the date hereof, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) each applicable employment agreement or Employee Agreement; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all Employees of the Division for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Division with respect to any compensation, commissions or bonuses.

Section 3.13    Employee Benefit Plans.

(a)Section 3.13(a)(i) of the Sellers’ Disclosure Schedule sets forth, as of the date hereof, a true, complete and correct list of each Employee Plan and each Employee Agreement. Section 3.13(a)(ii) of the Sellers’ Disclosure Schedule contains a true, correct and complete list of all Persons that as of the date hereof have a service, consulting or advisory relationship with the Division other than as an Employee and a brief description of such relationship.

(b)The Sellers have provided to Purchaser: (i) the documents embodying each Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents or other funding instruments, that are listed on Section 3.13(a)(i) of the Sellers’ Disclosure Schedule, including written summaries of any unwritten Employee Plan. The documents furnished are all such documents possessed by Sellers. The furnished documents include: (ii) the reports for 2012, 2013 and 2014 (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iii) if an Employee Plan is funded, the most recent annual accounting of Employee Plan assets; (iv) the summary plan description for the Company 401(k) Plan and all insurance certificates issued with respect to Employee Plans that are insured; (v) any group insurance contracts relating to Employee Plans; (vi) written communications material, if any, for 2013, 2014 and 2015 to Employees generally relating to any Employee Plan and any proposed Employee Plan, any written communications to Employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Division; (vii) all material correspondence to or from any governmental agency, if any, relating to any Employee Plan; (viii) all policies, if any, pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (ix) nondiscrimination test reports and summaries for each Employee Plan for the 2012 and 2013 plan years, if any nondiscrimination testing is required; and (x) all IRS determination or opinion letters issued, if any, and all applications and correspondence with the IRS and/or the DOL, if any, with respect to such application or letter with respect to each Employee Plan.

(c)Each Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and complies in form and operation in all material respects with applicable Law, including but not limited to ERISA and the Code. The Division and each ERISA Affiliate have, prior to the Closing Date, complied in all material respects with COBRA, FMLA, HIPAA, the Patient Protection and Affordable Care Act, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Patient Protection and Affordable Care Act of 2010, the Mental Health Parity and Addiction Equity Act of 2008, the Genetic Information Nondiscrimination Act of 2008 and any similar provisions of state Law applicable to its Employees and the applicable Employee Plan. To the extent required under HIPAA and the regulations issued thereunder, the Division has, prior to the Closing Date, performed in all material respects all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the nondiscrimination requirements of HIPAA (45 C.F.R. Parts 144 and 146), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142) as applicable to any Employee Plan.

(d)(i) None of the Employee Plans are subject to Title IV of ERISA, are Multiemployer Plans or provide for medical or life insurance benefits to retired or former employees of Sellers (other than as required under COBRA and for which the covered individual pays the full cost of coverage); (ii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to a plan subject to Title IV of ERISA; (iii) the Division does not have any Liability or potential Liability with respect to a plan subject to Title IV of ERISA, including as a result of Sellers having been treated as a single employer with any Person (other than Sellers) under Section 414 of the Code (an “ERISA Affiliate”); (iv) neither the Division nor any ERISA Affiliate would incur any liability under Section 4201 of ERISA if it withdrew from a Multiemployer Plan as of the date hereof; and (v) neither the Division nor any ERISA Affiliate is bound by any contract or agreement implicating, or has any Liability described in, Sections 4204, 4212(c), or 4069 of ERISA, nor has any received notice that any Multiemployer Plan is in “endangered” or “critical” status under Section 432 of the Code, is insolvent or in reorganization within the meaning of Sections 4241 and 4245 of ERISA, respectively, has initiated proceedings to terminate or has experienced a “mass withdrawal” or “partition” within the meaning of Sections 4041A(a)(2) and 4233 of ERISA, respectively. No withdrawal liability (within the meaning of Section 4201 of ERISA) has been assessed against the Division or any ERISA Affiliate as of the date hereof and there are no current circumstances which would give rise to or be expected to give rise to such an assessment as a result of a “complete withdrawal” or a “partial withdrawal,” as such terms are defined in Sections 4203 and 4205, respectively, of ERISA. With respect to any Multiemployer Plan, the Sellers have furnished a copy of the most recent withdrawal liability estimate, if any, received by Sellers or any ERISA Affiliate and all documentation provided to Sellers or any ERISA Affiliate by such plan with respect to such plan for the current plan year and prior two full plan years (including any notices or calculations, statements or estimates of potential withdrawal liability) and historical base units, contribution rates and annual contributions to such plan for 2004 through 2014.

(e)No Seller nor any Employee, officer or director thereof has engaged in, and there have been no, transactions involving an Employee Plan prohibited by Section 406 of ERISA or Section 4975 of the Code. No fiduciary (as defined in Section 3(21) of ERISA), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(f)No Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Employee Plan is self-insured.

(g)All contributions, premiums and other payments (including all employer contributions and Employee salary reduction contributions) that are due have been timely made to each Employee Plan and all such contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Employee Plan has any unfunded liability (including contributions, premiums and other payments for any period ending on or before the Closing Date that are not yet due). No event has occurred that has resulted in or could subject Sellers or any ERISA Affiliate to a material Tax under Section 4971 of the Code or their assets to a Lien under Section 430(k) of the Code.

(h)Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon an opinion letter from the IRS on the form of a prototype plan document to the effect that the form of such prototype plan document meets the requirements of Section 401(a) of the Code and no events have occurred that would reasonably be expected to adversely affect such qualified status.

(i)Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to Purchaser, Sellers or any ERISA Affiliate. No Employee Plan is, or within the last six (6) years has been, the subject of an examination, audit, inquiry or proceeding by the IRS, DOL or any other Government Entity and no Employee Plan is, or within the last six (6) years has been, the subject to an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program. To the Knowledge of Sellers, neither Sellers nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(j)There do not exist any pending or, to Knowledge of Sellers, threatened Actions (other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans), suits, actions, disputes, audits or investigations with respect to any Employee Plan and to the Knowledge of Sellers there do not exist any facts or circumstances that would give rise to or could reasonably be expected to give rise to any such Action, claim, suit, action, dispute, audit or investigation.

(k)No Seller or ERISA Affiliate is a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code). No Employee Plan provides post-retirement or post-termination welfare benefits or coverage with respect to current or former employees following retirement or other termination of employment other than salary continuation severance payments or as required under Section 601 et seq. of ERISA. Sellers and each ERISA Affiliate have fully satisfied all of such obligations, if any, that have become due under each such Employee Plan.
(l)Neither any Seller nor any ERISA Affiliate has made any plan or commitment to (A) establish any new Employee Plan or Employee Agreement; (B) to modify any Employee Plan or Employee

Agreement (except to the extent required by Law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement); or (C) to adopt or enter into, or contribute or agree to contribute to, any Employee Plan or Employee Agreement. To the Knowledge of Sellers, no current Employee intends to terminate his or her employment for any reason (including consummation of the transactions contemplated by this Agreement). No Employee Plan permits by its terms participation in or provides benefits to any individual who is not a common-law employee of a Seller or an ERISA Affiliate.

(m)A Change of Control Trigger will not (i) result in any payment (including compensation, severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Sellers or an ERISA Affiliate, (iv) result in any obligation to fund benefits with respect to any Employee or Employee Plan, or (v) result in the acceleration of the time of payment or vesting of, or increase in benefits under, any Employee Plan except as required under Section 411(d)(3) of the Code.

Section 3.14    Compliance with Laws; Permits; No Proceedings.

(a)The Division and its officers, directors, agents and employees have complied with and are presently in compliance in all material respects with any and all Laws and no Actions have been filed against the Division alleging any violation of any Law (nor has the Division received written notice of any such violation) and no such Actions are threatened or reasonably foreseeable.

(b)Section 3.14(b) of the Sellers’ Disclosure Schedule contains a list of all approvals, authorizations, consents, licenses, sublicenses, permits, variances, franchises, orders, registrations and certificates of a Government Entity (“Permits”) currently owned or possessed by the Division or which are otherwise required for Division to conduct the Business. The Sellers have made available to Purchaser true and complete copies of all of such Permits as are currently in effect. All Permits are valid and in good standing and are in full force and effect. There is no default or violation, and no event has occurred which, with notice or the lapse of time, would constitute a material default or violation of any term, condition or provision of any Permit and there are no facts or circumstances which could form the basis for any such default or violation. There is no Action pending or threatened, relating to the suspension, revocation or modification of any Permit. No loss or expiration of any Permit is pending or threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

(c)Section 3.14(c) of the Sellers’ Disclosure Schedule contains a list of all Permits which require consent in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

(d)Sellers acknowledge that the Purchase Price and other terms and conditions of this Agreement are the result of arms’ length bargaining between Parent and Purchaser, and that the Purchase Price is reasonably equivalent value for the Purchased Assets. Sellers, on a consolidated basis, after giving effect to the transactions contemplated hereby, will not be rendered insolvent by the execution and performance of this Agreement by the consummation of the transactions contemplated hereunder.

Section 3.15    Environmental Matters.

(a)The Division is, and has been, in compliance in all material respects with all Environmental Laws, except for such noncompliance that has been fully resolved without future obligation.

The Division has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) written directive, notice of violation or infraction or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any environmental Permit; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)Without limiting the generality of the foregoing, the Division has obtained and is, and has been, in compliance in all material respects with all permits, licenses and other authorizations required pursuant to any Environmental Laws for the operation of the Business and the occupation of the facilities of the Division, except for such noncompliance that has been fully resolved without future obligation.

(c)The Division is not subject to any Environmental Claim and there are no Environmental Claims, pending or threatened, against the Division.

(d)The Division has not released Hazardous Substances at any facility of the Division or at any location, and there are no Hazardous Substances present on, at, under, about, or migrating to or from any property or facility owned, occupied or operated by the Division, except in compliance with Environmental Laws or as would not give rise to Liability under Environmental Laws on or after the Closing Date.

(e)The Division has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any Liability of any other Person relating to Environmental Law or any Hazardous Substance.

(f)The Division has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance, so as would give rise to Liability of the Division or the Business under any Environmental Laws (including CERCLA) on or after the Closing Date.

(g)The Division has not manufactured, sold, marketed, installed or distributed products or items containing asbestos, silica, PCBs or mercury, and has no Liability with respect to the presence or alleged presence of any such substance in any product or item or at or upon any property or facility.

(h)Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any Liabilities on the Division or, following the Closing, Purchaser or the Business or otherwise for site investigation or cleanup, or notification to or consent of any Government Entity or third parties under any Environmental Law (including so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(i)None of the following exists at any property or facility owned, occupied or operated by the Division: (i) underground storage tanks; (ii) landfills, dumps, or waste disposal areas; (iii) asbestos-containing material in any form that violates or requires abatement under any Environmental Law or the Occupational Safety and Health Act; (iv) materials or equipment containing polychlorinated biphenyls; or (v) drinking water wells, monitoring wells or production water wells.

(j)The Division has provided or made available to Purchaser or its agents copies of all environmental reports, audits, assessments, investigations, and other material environmental documents,

related to the Division or the current or former facilities or operations of the Division, to the extent the foregoing are in the possession, custody, or under the control of the Division.

Section 3.16    Affiliate Transactions. No officer, director, employee, shareholder or Affiliate of the Division or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Division, is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of the Division or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Division, other than salary or other compensation or benefits under Employee Plans paid or payable in the ordinary course of business consistent with past practice.

Section 3.17    Real Property.

(a)The Division does not own any parcel of real property.

(b)The Division has a valid and enforceable right to use and occupy the Facilities listed on Section 3.17(b) of the Sellers’ Disclosure Schedule for the conduct of the Business. The Sellers will continue to be entitled to use and occupy the Facilities after the Closing Date to the extent required to perform any obligations under the Transition Services Agreement.

Section 3.18    Insurance. Section 3.18 of the Sellers’ Disclosure Schedule contains a description of each insurance policy or any other form of insurance maintained by the Division or providing coverage for the Business. All of such insurance policies are in full force and effect and no Seller is in breach or default with respect to its obligations under any insurance policy it maintains (including with respect to the payment of premiums), and no claim for coverage has been denied. Sellers have not received any notice of cancellation or intent to cancel or notice of increase or intent to increase premiums in any respect with respect to such policies. Sellers do not have any self-insurance or co-insurance programs.

Section 3.19    Accounts Receivable. The Accounts Receivable of the Division (i) have arisen from bona fide transactions entered into by the Division involving the sale, rental or lease of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) constitute only valid, undisputed claims of the Division not subject to claims of set-off or other defenses or counterclaims other than normal discounts accrued in the ordinary course of business consistent with past practice.

Section 3.20    Customers and Suppliers.

(a)Section 3.20(a) of the Sellers’ Disclosure Schedule sets forth (i) each of the twenty (20) largest customers of the Division, determined by revenue for the trailing twelve (12) months ended October 31, 2015 (“Material Customers”) and (ii) each of the twenty (20) largest suppliers of the Division determined by purchases for the trailing twelve (12) months ended October 31, 2015 (“Material Suppliers”). Except as set forth on Section 3.20(a) of the Sellers’ Disclosure Schedule, the Division has not received any notice from any Material Customer that such Material Customer is considering or intends, anticipates or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from the Division or otherwise in respect of the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth on Section 3.20(a) of the Sellers’ Disclosure Schedule, the Division has not received any notice from any Material Supplier that such Material Supplier is considering or intends, anticipates or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Division or otherwise in respect of the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(b)Section 3.20(b) of the Sellers’ Disclosure Schedule lists each contract, whether written or oral, including any rental agreements, to which the Division is a party to or bound by with any Material Customer or Material Supplier. Sellers have made available to Purchasers true and complete copies of all Contracts set forth on Section 3.20(b) of the Sellers’ Disclosure Schedule, including all amendments thereto.

Section 3.21    No Acceleration of Rights or Benefits. Except as set forth on Section 3.21 of the Sellers’ Disclosure Schedule, (a) the Sellers have not made, and are not obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement and (b) no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22    Product Warranty. Each product manufactured, sold, leased or distributed by the Division has been, in all material respects, in conformity with all applicable contractual commitments and all express and implied warranties, and the Division does not have any Liability (and there exists no set of facts or circumstances for any present or future Action against the Division giving rise to any Liability with respect thereto) for replacement or repair thereof or other damages in connection therewith, other than in the product warranty obligations arising in the ordinary course of Sellers’ Business or pursuant to written product warranty obligations pursuant to Sellers’ customer contracts.

Section 3.23    Product Liability. The Division does not have any Liability (and there exists no set of facts or circumstances for any present or future Action against the Division giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or distributed by the Division.

Section 3.24    No Brokers. Except as set forth on Section 3.24 of the Sellers’ Disclosure Schedule, neither Sellers nor any of their representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 3.25    Tax Matters.

(a)The Division has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes owed by the Division (whether or not shown or required to be shown on any Tax Return) have been paid. No Seller currently is the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2005, no claim has been made by an authority in a jurisdiction where the Division does not file Tax Returns that the Division is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Division that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)The Division has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)The Division does not expect any authority to assess any additional Taxes with respect to any Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any Seller (i) claimed or raised by any authority in writing or (ii) as to which any Sellers have Knowledge.

(d)The Division has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Action, suit, proceeding or audit is pending against or with respect to the Division regarding Taxes.

(e)None of the Assumed Liabilities is an obligation to make a payment that is not deductible under section 280G of the Code. The Division is a party to any Tax allocation or sharing agreement. No Seller (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-US law), as a transferee or successor, by contract, or otherwise.

(f)None of the Purchased Assets consists of stock in any corporation or an equity interest in any entity that is classified as a corporation for U.S. federal Tax purposes.

Section 3.26    Full Disclosure. No representation or warranty or other statement made by any Seller in this Agreement, the Sellers’ Disclosure Schedule or any certificate, instrument or other document delivered by any Seller pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 3.27    Disclaimer of Other Representations and Warranties. Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges, represents, warrants and agrees that (x) Sellers make no representation or warranty, express or implied, in respect of any of its assets, liabilities or operations, and (y) Purchaser has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by any Person on behalf of Sellers, in each case other than the representations and warranties expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Sellers as of the Closing Date as follows:
Section 4.1    Organization and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser possesses all requisite power and authority necessary to own and operate its properties, to carry on its business and to carry out the transactions contemplated by this Agreement and the Transactions Documents to which Purchaser is a party or otherwise bound. Purchaser is not in default under or in violation of any provision of its Governing Documents.

Section 4.2    Authorization; No Breach.

(a)The execution, delivery and performance of this Agreement and all other Transaction Documents to which Purchaser is a party or by which Purchaser is bound have been duly authorized by all requisite action. This Agreement and all other Transaction Documents to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms hereof or thereof, shall each constitute a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the Governing Documents of Purchaser, (B) any Law to which Purchaser is subject (prior to the consummation of the transactions contemplated hereby) or (C) any material agreement, instrument, order, judgment or decree to which Purchaser is subject.

Section 4.3    Litigation. No suit, Action or other proceeding, or injunction or final judgment, Order or decree relating thereto, exists or, to the Knowledge of Purchaser, is pending or threatened by or before any court or arbitrator or any Government Entity (or any quasi-judicial or administrative agency thereof) or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby or which prohibits the consummation of the transactions contemplated hereby.

Section 4.4    No Brokers. Purchaser nor any of its representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 4.5    Disclaimer of Other Representations and Warranties. Sellers, on their own behalf and on behalf of their Affiliates, acknowledge, represent, warrant and agree that (x) Purchaser make no representation or warranty, express or implied, in respect of any of its assets, liabilities or operations, and (y) Sellers have not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by any Person on behalf of Purchaser, in each case other than the representations and warranties expressly set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1    General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and fully effectuate the transactions contemplated hereby, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VII). The Sellers acknowledge and agree that from and after the Closing, Purchaser will be entitled to possession of originals or copies of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Business, the Purchased Assets or the Assumed Liabilities (except as set forth in Section 2.1(b)(i)).

Section 5.2    Efforts.

(a)Following the Closing, Sellers shall cooperate with Purchaser to ensure the complete and orderly transition of the Business from Sellers to Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby. Without limiting the generality of the foregoing, Sellers will use their best efforts to cause the transfer and assignment to Purchaser of all phone numbers identified in Section 2.1(a)(viii) of Sellers’ Disclosure Schedule; it being agreed that if such transfer and assignment is not possible then Sellers will forward all calls made to those phone numbers at any time after the Closing Date to Purchaser. Without limiting the generality of the foregoing, after Closing, each Seller shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain each Required Consent that was not obtained prior to Closing, including in the case of any Permit obtaining a new or replacement Permit in the name of Purchaser. Each Required Consent is listed in Section 5.2(a) of the Sellers’ Disclosure Schedule. Purchaser shall reasonably cooperate, as requested by Sellers, to obtain such Required Consents, it being understood that Purchaser shall not be obligated to incur any Liability or make any payment in respect thereof.

(b)As soon as reasonably practicable following the Closing, Sellers shall amend or terminate their Governing Documents and any certificate of assumed name or d/b/a filings relating to the use of the names “Computerized Waste Systems” and “Waste Equipment Sales and Service” or any name that, in the reasonable judgment of Purchaser, is confusingly similar thereto. Following the Closing, no Seller will (i) file any trademark applications with the United States Patent and Trademark Office, or in any foreign country, for a Trademark that includes the names “Computerized Waste Systems” and “Waste Equipment Sales and Service”, or any Trademark confusingly similar thereto unless Purchaser provides such Seller with prior written consent or (ii) use a Trademark that includes any such names or any Trademark confusingly similar thereto in any manner, including in connection with any business.

(c)Purchaser intends to offer at-will employment to certain Employees of the Sellers identified by Purchaser as key to the success of the Business to become employed by Purchaser following the Closing. Sellers will use their best efforts to cause such Employees to accept such offers.

Section 5.3    Accounting. To the extent that, after the Closing, (i) Purchaser or any of its Affiliates receives any payment that is for the account of any Seller that does not constitute a Purchased Asset, Purchaser shall promptly deliver such amount to such Seller, and (ii) any Seller or any of its Affiliates receives any payment that is for the account of any Purchaser or any of its Affiliates related to any Purchased Asset, such Seller shall promptly deliver such amount to such Purchaser. All payments received by Sellers or any of their Affiliates after Closing relating to the Purchased Assets shall not be deemed to be an asset of any Seller, and shall be held by such Seller in a segregated account (and not comingled with any other assets of Sellers) in trust for the benefit of Purchaser. Sellers shall deliver all such payments received by any Seller to Purchaser on a daily basis (by 12:00 noon Central time on the following Business Day). For a period ending upon final calculation of the Closing Net Working Capital, Purchaser shall have the right to review Seller’s books and records relating to Accounts Receivable and other payments due to Purchaser on a daily basis. Sellers hereby grant Purchaser the exclusive right and authority to collect, negotiate and otherwise control any receivables or other payments received by Purchaser (even if made payable to either Seller) on account of the Purchased Assets for periods after the Closing.

Section 5.4    License Grant. Parent hereby grants to Purchaser (for itself and on behalf of its Affiliates, successors and assigns), an irrevocable, exclusive, worldwide, transferable, sub-licenseable, royalty-free license and right for a period ending ten years after the Closing Date to use the names “Industrial

Services of America” and “ISA” and any related logo, design or commercial symbols (collectively, the “Licensed Items”) solely for purposes of and in connection with engaging in the Business (but not for any other commercial or other purpose or business), including to promote, advertise, distribute, lease, rent and sell goods or services for the Business and to collect and negotiate payments due Purchaser in connection with and to service any Assigned Contract (including all Equipment Contracts within the definition of Assigned Contract) and any other goods or services of the Business marked with any of the Licensed Items or related to such Assigned Contracts, in accordance with Purchaser’s commercial standards and practices. Parent shall not (and shall not authorize others to) use the Licensed Items in connection with the Business. Parent shall promptly notify Purchaser in writing of any actual or (to Parent’s Knowledge) alleged or threatened (i) infringement of any Licensed Item; (ii) claim that any Licensed Item is invalid; (iii) opposition to any Licensed Item; and (iv) claim that use of any Licensed Item infringes the rights of any third party.

Section 5.5    Intentionally Deleted.

Section 5.6    Confidentiality. Each Seller shall, and shall cause each of its respective Seller Representatives to, treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except in connection with this Agreement and the Transaction Documents. In the event that any Seller or Seller Representative is requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall, and shall cause any such Seller Representative to, notify Purchaser promptly in writing of such request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.6. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or Seller Representative is, on the advice of counsel, compelled to disclose any Confidential Information in any judicial or regulatory proceeding, such Seller or Seller Representative may disclose such Confidential Information only to the extent so legally compelled. Each Seller shall, and shall cause its respective Seller Representatives to, deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of such Confidential Information which are in such Person’s possession or under such Person’s control or, if Purchaser shall expressly permit, certify to Purchaser in writing that any such Confidential Information in such Person’s possession or under such Person’s control has been destroyed.

Section 5.7    Restrictive Covenants. Each Seller acknowledges and agrees that the Purchased Assets include trade names, Confidential Information, relationships with customers, goodwill, and relationships with employees, vendors and agents necessary for Purchaser to continue to conduct the Business following the Closing and that the Purchaser shall be engaged in conducting the Business throughout the world following the Closing. Each Seller further acknowledges and agrees that the Purchaser has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets, relationships and businesses, and that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests. Furthermore, each Seller agrees to the following restrictions (for purposes of this Section 5.7 “Purchaser” shall be construed to mean “Purchaser and its Affiliates,” unless the context otherwise requires):

(a)Each Seller agrees that during the Restricted Period such Seller shall not, and shall cause each of its Affiliates and their respective officers, directors and employees (each a “Seller Restricted Person”) not to, directly or indirectly, either for itself or through any other Person, as an employee, agent, consultant, director, manager, equityholder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), permit such party’s name to be used by any enterprise that engages in or participates in, or otherwise assist any Person that engages in a Competing Business or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in a Competing Business in the United States or in any other location where Purchaser operates the Business or promotes, sells or otherwise commercializes products or services of the Business. Nothing contained herein shall be construed to prevent any Seller or Seller Restricted Person from investing in the stock of any Competing Business listed on a national securities exchange or traded in the over the counter market so long as such Seller or Seller Restricted Person is not involved in the business of such Competing Business and such party does not own more than one percent (1%) of the equity of such Competing Business.

(b)Without limiting the generality of Section 5.7(a), each Seller hereby agrees that during the Restricted Period such Seller will not, and shall cause each Seller Restricted Person not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity, without Purchasers’ prior written consent, which may be given, withheld or conditioned in Purchasers’ sole discretion, (i) do business with or solicit business from any Person which is or was a client, customer, supplier, licensee, licensor or other business relation (x) of the Division or the Business during the five (5) year period preceding the Closing Date or (y) of the Division during the Restricted Period, or, in each case, from any successor in interest to any such Person, and in any case for the purpose of securing business or contracts related to the Business, or (ii) encourage, initiate or participate in discussions or negotiations with or provide any information to any Person which, if known to a Seller, is or becomes a client, customer, supplier, licensee or licensor of Purchaser (including any Person engaged in discussions with any Purchaser related to such Person becoming a client, customer, supplier, licensee or licensor of the Business) with respect to the termination or other alteration of such Person’s relationship (or potential relationship) with Purchaser.

(c)During the Restricted Period, no Seller shall, and each Seller shall cause each of its Seller Restricted Persons not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of Purchaser, which may be given, withheld or conditioned in Purchaser’s sole discretion, employ, engage, recruit or solicit (other than by a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of Purchaser) for employment or engagement, any Person who is or was employed by Purchaser during the Restricted Period (or was employed by the Division during the five (5) year period preceding the Closing Date), or otherwise seek to interfere with, influence or alter any such Person’s relationship with any of the foregoing.

(d)Each Seller acknowledges and agrees that the territorial, time and scope limitations set forth in this Section 5.7 are reasonable and are properly required to protect the Purchaser’s substantial investment hereunder and for the protection of Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Business, and that such limitations would not impose any undue burden upon such Seller. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, the Purchaser and each Seller agree, and each Seller submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision shall be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect in such jurisdiction and such provision (and all other provisions) shall remain in full force and effect as set forth herein with respect to all other jurisdictions.

(e)From and after the date hereof, no Seller shall, and each Seller shall cause each of its Seller Restricted Persons not to, make, publish or communicate to any Person or in any public forum any statement, remark or comment, or encourage others to make any statement, remark or comment or otherwise release information intended to disparage or defame the Business, Purchaser or any of their respective

Affiliates or any of their respective existing or prospective clients, customers, suppliers, licensees, licensors or other business relations or any of their respective current or former owners, partners, members, shareholders, trustees, beneficiaries, equityholders, officers, directors, managers or employees. Notwithstanding the foregoing, nothing in this Section 5.7(e) shall prohibit any Person from making truthful statements when required by order of a court or other body having jurisdiction, provided that such statements do not exceed that required by such court or other body having jurisdiction.

(f)Without limiting the generality of the provisions of Section 9.2, each Seller acknowledges and agrees that monetary damages will not be an adequate remedy for any breach of any of their covenants contained in Section 5.5, Section 5.6 or this Section 5.7, and that irreparable injury would result to the Purchaser or its successors in interest in the event of any such breach. Accordingly, each Seller expressly acknowledges that Purchaser shall be entitled, without the posting of a bond or other undertaking, to specific performance, injunctive relief and any other equitable remedy against each Seller in the event of any breach or threatened breach of Section 5.5, Section 5.6 or this Section 5.7 by any Seller, Seller Representative or Seller Restricted Person, as the case may be; and Purchaser shall also be entitled to reimbursement of all reasonable attorneys’ fees and other costs expended by or on behalf of Purchaser in establishing to a court of competent jurisdiction such a breach by any Seller, Seller Representative or Seller Restricted Person, with each such breaching party jointly and severally liable to Purchasers. Without limiting the generality of the foregoing, if any Seller, Seller Representative or Seller Restricted Person breaches or threatens to breach Section 5.5, Section 5.6 or this Section 5.7, such breach will entitle the Purchaser (i) to enjoin such Seller, Seller Representative or Seller Restricted Person from pursuing any Alternative Transaction, disclosing any Confidential Information to any Competing Business, (ii) to enjoin such Competing Business from receiving personal services and/or Confidential Information from such Seller, Seller Representative or Seller Restricted Person or from using any such Confidential Information and (iii) to enjoin such Seller or Seller Restricted Person from rendering personal services to or in connection with such Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other parties under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

Section 5.8    Receivables. Without limiting the generality of Section 2.8, from and after the Closing, if any Seller, or any of its Affiliates, receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller shall hold such funds or other asset in trust for the benefit of Purchaser and remit such funds or deliver such asset to Purchaser immediately, and in any event, no later than the next Business Day after its receipt thereof. From and after the Closing, if Purchaser, or any of its Affiliates, receive or collect any funds relating to any Excluded Asset, Purchaser shall hold such funds or other asset in trust for the benefit of the applicable Seller and remit any such funds to Parent within five (5) Business Days after receipt thereof.

Section 5.9    Insurance Proceeds. Without limiting the generality of Section 2.8, each Seller shall, and shall cause their respective Affiliates to, pay promptly upon the receipt thereof to Purchaser any proceeds under the Insurance Policies to the extent related to any Purchased Assets or Assumed Liabilities. Sellers shall cooperate with Purchaser to assist Purchaser in making claims under such third party Insurance Policies.

Section 5.10    Intentionally Deleted.

Section 5.11    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar non-Tax Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. Notwithstanding the foregoing, the parties hereto understand and agree that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar non-Tax Laws of any jurisdiction shall be borne by Sellers. In addition, Sellers agree (x) to pay and discharge when due or to contest or litigate all claims of any creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance; and (y) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance.

Section 5.12    Tax Matters.

(a)Transfer Taxes. Sellers shall be responsible for and Sellers shall pay, and indemnify and hold Purchaser and each other Purchaser Indemnified Party harmless on an after-Tax basis from, any and all sales, use, value added, registration, documentary, stamp and transfer Taxes, recording charges and similar Taxes, fees or charges imposed by any Government Entity as a result of the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). In the event that any such Transfer Taxes are required under applicable Law to be collected, remitted or paid by Purchaser or any agent thereof, Sellers shall pay the amount of such Transfer Taxes to Purchaser or any such agent, as applicable, at the Closing. Sellers shall prepare and timely file, and shall sign or submit to Purchaser for signing, if so required by Law, all Transfer Tax Returns. Purchaser will provide Sellers with a resale certificate for Inventory that is part of the Purchased Assets.

(b)Tax Characterization of Adjustments. Sellers and Purchaser agree to treat all payments, if any, made either to or for the benefit of the other under Sections 2.5 or 2.6, or under Article VII, as adjustments to the Purchase Price for the Purchased Assets for Tax purposes.

(c)Tax Allocation. In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), (i) Taxes imposed on a periodic basis (including real, personal and intangible property Taxes) or ad valorem property Taxes (“Property Taxes”) with respect to the Purchased Assets shall be allocated to the Pre-Closing Tax Period on a pro rata basis (based on the number of days during the Straddle Period elapsed on or prior to the Closing Date); and (ii) any Taxes other than Property Taxes imposed with respect to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(d)Tax Information and Cooperation. Sellers and Purchaser shall provide each other with such cooperation and information as either of them may reasonably request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in connection with any audit or other proceeding in respect of Taxes (each a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained under this Section 5.12(d) shall be kept confidential in accordance with Section 5.6, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or as otherwise required by Law.

(e)Employee Matters. Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Division, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date. To the fullest extent permitted by Law, Sellers shall be responsible for, and shall assume all liability with respect to, providing the notices and making available the health care continuation coverage, as may be required by Section 4980B of the Code or any other applicable Law, and all expenses and costs associated therewith, for all Employees and former Employees, and their respective covered dependents, who are M&A Qualified Beneficiaries as defined in Section 4980B of the Code.

(f)Survival. Notwithstanding anything in this Article V or elsewhere to the contrary, Sellers’ and Purchaser’s rights and obligations pursuant to this Section 5.12 shall survive until the expiration of the applicable statute of limitations period.

ARTICLE VI

INTENTIONALLY DELETED.

ARTICLE VII

INDEMNIFICATION

Section 7.1    Survival Representations and Warranties.

(a)Generally. The representations and warranties of Purchaser and Sellers in this Agreement shall survive the Closing Date until the date that is 18 months following the Closing Date, except that (x) the representations and warranties set forth in Section 3.26 (Tax Matters) and Section 3.15 (Environmental) shall survive the Closing Date until the expiration of the applicable statute of limitations, and (y) the representations and warranties set forth in Sections 3.1 (Organization; Authority; No Breach), 3.2 (Subsidiaries), 3.3 (Title to Assets; Sufficiency of Assets), 3.24 (No Brokers) (all of the foregoing representations and warranties of Sellers listed in clauses (x) and (y) collectively, the “Sellers Fundamental Representations”), and (z) 4.1 (Organization and Power), 4.2 (Authorization; No Breach) and 4.4 (No Brokers) (all of the foregoing representations and warranties of Purchaser listed in clause (z) collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely; and the covenants and agreements set forth in this Agreement shall survive in accordance with the terms thereof. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the applicable limitation date until the claim for indemnity with respect to such breach is finally resolved and such rights to indemnification shall apply to Losses arising both prior to and after such limitation date.

(b)Special Rule for Fraud. Notwithstanding anything in this Section 7.1 to the contrary, in the event of any breach of a representation, warranty, covenant or agreement by a party hereto that constitutes fraud, intentional misrepresentation or willful breach, such representation, warranty, covenant or agreement shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

Section 7.2    Indemnification Obligations.

(a)Indemnification Obligations of Sellers. Subject to the limitations set forth in this Article VII, from and after the Closing, Sellers, jointly and severally, shall indemnify Purchaser and its

Affiliates and their respective shareholders, members, partners, members, officers, directors, managers, employees, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred, for any Losses which any such Purchaser Indemnified Party may suffer as a result of:

i.any breach of or inaccuracy in any representation or warranty made by any Seller contained in this Agreement;

ii.any breach or default in the performance by any Seller of any covenant or agreement contained in this Agreement; or

iii.any Excluded Asset or any Retained Liability.

(b)Indemnification Obligations of Purchaser. Subject to the limitations set forth in this Article VII, from and after the Closing, Purchaser shall indemnify Sellers and their respective shareholders, members, partners, officers, directors, managers, employees, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred, for any Losses which any Seller Indemnified Party may suffer as a result of:

i.any breach of or inaccuracy in any representation or warranty made by any Purchaser contained in this Agreement;

ii.any breach or default in the performance by any Purchaser of any covenant or agreement contained in this Agreement; or

iii.any Assumed Liability.

(c)Limitation on Indemnification. Notwithstanding the foregoing:

i.No claim for indemnification may be made under Section 7.2(a)(i) or Section 7.2(b)(i) until the aggregate amount of Losses that may be claimed thereunder exceeds $50,000 (the “Threshold”), provided that once such Threshold has been reached the Indemnitors shall be liable to the Indemnitees for all Losses from the first dollar and provided further that the Threshold shall not apply to any Losses related to any Equipment Contracts which were not permitted to be assigned in accordance with their terms;

ii.The Sellers’ liability under Section 7.2(a)(i) and the Purchasers’ liability under Section 7.2(b)(i) shall each be limited in the aggregate to an amount equal to $750,000;

iii.The limitations set forth in Sections 7.2(c)(i) and 7.2(c)(ii) shall not apply to Losses incurred as a result of (x) fraud, intentional misrepresentation or willful breach or (y) breach of a Sellers Fundamental Representation or Purchasers Fundamental Representation; and

iv.Purchaser Indemnified Parties shall not be entitled to recover any Loss under this Article VII to the extent Purchaser is compensated for such Loss in the Working Capital Adjustment.

(d)Special Indemnity for Equipment Contracts. In addition to the indemnity provided for in Section 7.2(a), Sellers shall indemnify and hold Purchaser harmless for up to $350,000 of Losses that Purchaser incurs in order to defend and/or resolve claims by renters, lessees or customers of the Division (collectively, “customers”) that Equipment Contracts to which such customer is a party may not be assigned by Sellers without the consent of such customer or that such assignment breaches the Equipment Contract (the “Equipment Contract Indemnity”). For purposes of the Equipment Contract Indemnity, Losses shall include discounts or other accommodations Purchaser provides customers who have expressly contested the assignability of such Equipment Contract to induce them to consent to the assignment or to enter into a new Equipment Contract with Purchaser, up to a maximum discount of 20% of the remaining value of each such contested Equipment Contract for such customer, to compensate Purchaser for lost revenue from customers that refuse to consent to an assignment to Purchaser of the Equipment Contract or for any other Losses Purchaser incurs in defending or resolving such claim and retaining the customer after Closing, but shall not include damages calculated by a multiple of lost revenue. Any financial gain or benefit resulting from the renegotiation or modification of an Equipment Contract subject to this paragraph shall reduce the amount of Loss for which the Equipment Contract Indemnity covers. The Purchaser shall notify Parent if it intends to offer more than $10,000 to any single customer for the Equipment Contract Indemnity. A representative of Parent may participate in the resolution of such dispute and shall cooperate with Purchaser to mitigate the amount of any payment or concession to the customer and preserve the customer relationship, and Purchaser shall act in good faith in connection with such resolution. The Equipment Contract Indemnity shall not be subject to the Threshold or to the procedures in Section 7.3, and shall not diminish or exhaust amounts available under the indemnity limit set forth in Section 7.2(c)(ii); provided, however, that the Equipment Contract Indemnity shall be Purchaser’s exclusive remedy against Sellers for Losses falling with the scope of the Equipment Contract Indemnity and Purchaser shall not be entitled to assert a claim for indemnification for such Losses under Section 7.2(a).

(e)Manner of Payment by Sellers. In the event that any Seller has any liability to a Purchaser Indemnified Party for the payment of Losses under this Section 7.2, then such liability shall be satisfied by wire transfer of immediately available funds from Sellers, on a joint and several basis, to such Purchaser Indemnified Party to an account(s) identified by Purchaser; provided, however, that in its sole discretion Purchaser may, in lieu of receiving payment from Sellers, on a joint and several basis exercise a right of set-off in an amount equal to the amount of such Loss against any amount otherwise payable by Purchaser to Sellers under this Agreement (including in respect of the Working Capital Adjustment).

(f)Manner of Payment by Purchaser. In the event that Purchaser has any liability to a Seller Indemnified Party for the payment of Losses under this Section 7.2, then such liability shall be satisfied by wire transfer of immediately available funds from Purchaser to such Seller Indemnified Party to an account(s) identified by Parent.

Section 7.3    Third Party Claims. Any Person making a claim for indemnification (an “Indemnitee”) under this Section 7.3 shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any Action or other claim against it, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such Action or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification; and provided, further, that:

(a)the Indemnitee shall be entitled to participate in the defense of such claim and to engage counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor) and except that the Indemnitor shall pay the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee;

(b)the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal Action, indictment or allegation; (B) the Indemnitee reasonably believes an adverse determination with respect to the Action or other claim giving rise to such claim for indemnification would be detrimental to the Indemnitee’s future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (E) upon petition by the Indemnitee, a court of competent jurisdiction rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (F) the Indemnitee reasonably believes that the Indemnitor lacks the financial resources to satisfy any Losses relating to the claim;

(c)if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before consenting to the entry of any judgment with respect to, entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such entry into judgment, settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Losses with respect to such Action, with prejudice, including a covenant not to sue with respect thereto; and

(d)if the Indemnitor is not entitled to, or does not, assume control of such defense pursuant to the preceding provisions of this Section 7.3, the Indemnitee shall control such defense without waiving any right that the Indemnitee may have against the Indemnitor for indemnification pursuant to this Article VII.

Section 7.4    Direct Claims. Any claim by an Indemnitee on account of Losses which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnitor written notice as soon as practicable after the Indemnitee becomes aware of such Losses (such notice, a “Direct Claim Notice”), provided that any delay in providing a Direct Claim Notice or failure to include any specified information therein shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. A Direct Claim Notice will describe the Direct Claim in reasonable detail, will include copies of all available written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of a Direct Claim Notice within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have accepted such claim. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of thirty (30) Business Days from the date the Indemnitee receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Negotiation Period”).

If the Negotiation Period has not resulted in a resolution of the Direct Claim that is the subject of the Direct Claim Notice prior to the expiration thereof, the Indemnitor or the Indemnitee may submit the dispute for resolution to a court of competent jurisdiction in accordance with Sections 9.12 and 9.13 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

Section 7.5    Recoveries.

(a)The amount of any Losses for indemnification as provided under this Article VII shall be net of any amounts actually recovered by the Indemnitee under insurance policies or indemnity or contribution agreements or otherwise with respect to such Losses net of any increase in insurance premiums incurred or expected to be incurred as a result of making such claims. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Losses for which any such Indemnitee has been indemnified hereunder, then the Indemnitee shall refund an amount equal to the aggregate amount of the recovery promptly to the Indemnitor.

(b)The amount of any Losses which are subject to indemnification under this Article VII shall be reduced by an amount equal to the amount of any Tax benefit actually realized (whether realized in the year the indemnification payment is made or subsequently) by the Indemnitee (or its Affiliates) claiming such Losses from being able to claim any Tax loss or Tax credit as a result of such Losses.

(c)In no event shall any indemnifying party be liable to any indemnified party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, subject to the provisions of Section 7.2(d).

Section 7.6    Purchase Price Adjustment Treatment. All indemnification payments made pursuant to this Article VII (including by way of setoff pursuant to Section 7.2(d)) shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 7.7    Materiality. All materiality qualifications contained in the representations and warranties of the parties set forth in this Agreement (however they may be phrased and including the term “Material Adverse Effect”) shall be taken into account for purposes of this Article VII solely for purposes of determining whether a breach of, or inaccuracy in, such representation and warranty has occurred; and, if such breach or inaccuracy has occurred, all such materiality qualifications shall be ignored and not given any effect for purposes of determining the amount of Losses arising out of or relating to such breach of, or inaccuracy in, such representation and warranty for purposes of this Article VII.

Section 7.8    Exclusive Remedy. Except (i) as set forth in Sections 2.5 and 5.12, (ii) for claims for fraud, intentional misrepresentation or willful breach, and (iii) for claims for injunctive or other equitable relief, from and after the Closing, the remedies provided by this Article VII, subject to the limitations set forth herein, shall be the sole and exclusive remedies of Purchaser Indemnified Parties and Seller Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement.

ARTICLE VIII

INTENTIALLY DELETED

ARTICLE IX

MISCELLANEOUS

Section 9.1    Fees; Expenses. Purchaser will be responsible for all costs and expenses incurred by Purchaser and its Affiliates in connection with the negotiation, preparation and entry into this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Each Seller will be responsible for all costs and expenses incurred by such Seller and its Affiliates in connection with the negotiation, preparation and entry into this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 9.2    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.3    Public Announcements. No party hereto shall issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the other parties hereto; provided, that Parent may make such a public announcement it believes in good faith is required by applicable Law or any listing requirements of NasdaqCM.

Section 9.4    Amendments; Waivers. This Agreement may only be amended and any provision of this Agreement may only be waived upon the written approval of each of the parties hereto. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any other breach hereof.

Section 9.5    Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller , without the prior written consent of Purchaser, not to be unreasonably withheld or delayed, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Purchaser without the prior written consent of Parent , not to be unreasonably withheld or delayed; provided, that, any Seller may assign its right to receive payment under this Agreement to any Person so long as payment to such Person would not violate any Law; and provided, further, that Purchaser may assign its rights under this Agreement to (a) any Affiliate of Purchaser, (b) any purchaser of all or substantially all of the assets of Purchaser or (c) at any time after the Closing Date, a lender to Purchaser or any of its Affiliates or agent therefor as collateral security for borrowing.

Section 9.6    Severability. Without modification in any way to Section 5.7(d), whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 9.7    Counterparts; Delivery by Facsimile or PDF. This Agreement may be executed in one or more counterparts (including by means of facsimile signature pages or signature pages delivered by electronic transmission in portable document format (pdf)), all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party ahereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.8    Descriptive Headings. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Annex, Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.

Section 9.9    Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof whether written or oral, and replace and supersede in their entirety all prior agreements and understandings among the parties (including that certain Letter of Intent, dated October 28, 2015, by and among the parties hereto, all of which prior agreements and understandings and prior drafts of this Agreement shall be disregarded for purposes of interpreting this Agreement.

Section 9.10    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder, provided, however, that the Purchaser Indemnified Parties (to the extent not a party hereto) and the Seller Indemnified Parties (to the extent not a party hereto), and their respective permitted successors and assigns, are intended third party beneficiaries of Section 7.2 and each shall be entitled to enforce such provisions of this Agreement as if they were a direct party hereto.

Section 9.11    Schedules and Exhibits. All Annexes, Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any disclosure made in one of the Sections of the Sellers’ Disclosure Schedule with respect to any Section of this Agreement shall be deemed to qualify (i) such denoted Section and (ii) any other Section to the extent that it should be reasonably obvious to the recipient party from such description that the matter so described also relates to such other Section(s). Disclosure of any matter in the Sellers’ Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Sellers’ Disclosure Schedule does not constitute a determination by Sellers that any such matter is material. The disclosure of any matter in the Sellers’ Disclosure Schedule does not imply that any other, undisclosed matter that has a greater significance or value is material.

Section 9.12    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Annexes, Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules, Annexes and Exhibits hereto), even though under New York’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 9.13    Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any Action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.15 shall constitute valid service of process.

Section 9.14    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT, INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT

MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 9.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 9.15    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (d) if delivered by facsimile, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (e) if delivered by e-mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to Sellers, or Purchasers shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

To Parent (which shall constitute notice to each Seller):

Industrial Services of America, Inc.
7100 Grade Lane
Louisville, KY 40213
Attention: Todd Phillips
Phone: (502) 214-7234
Email: tphillips@isa-inc.com

with a copy (which shall not constitute notice) to:

Frost Brown Todd LLC
400 West Market Street
32nd Floor
Louisville, KY 40202
Attention: Mr. Scott W. Dolson
Phone: (502) 568-0203
Email: sdolson@fbtlaw.com

To Purchaser: Compactor Rentals of America, LLC 5400 Stepp Drive Summit, IL 60501 Attention: Scott Thompson Phone: 708-202-0620 Email: sthompson@wastebuilt.com with copies (which shall not constitute notice) to:

Millbrook Capital Management
570 Lexington Avenue, 46th Floor
New York, NY 10022
Attention: Alan Rivera
Phone: 212-586-4333
Fax: 212-586-0340
Email: arivera@millcap.com

and
Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
Attention: Loren M. Gesinsky
Phone: 212-218-5557
Fax: 917-344-1193
E-mail: lgesinsky@seyfarth.com

Section 9.16    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 9.17    Relationship of the Parties. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind as between Sellers , on the one hand, and Purchaser, on the other hand, each such party being responsible only for its obligations as set forth in this Agreement. Purchaser may cause an Affiliate to satisfy any of its obligations hereunder and payment or performance by such Affiliate shall be in full satisfaction of the obligations of Purchaser.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASER COMPACTOR RENTALS OF AMERICA, LLC By:/s/ Alan Rivera Name: Alan Rivera Title: Vice President

SELLERS INDUSTRIAL SERVICES OF AMERICA, INC. By:/s/ Sean Garber Name: Sean Garber Title: President
WESSCO, LLC By:/s/ Sean Garber Name: Sean Garber Title: President